Exhibit 99.1

Wednesday, January 27, 2021

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. REPORTS RECORD FULL YEAR 2020 RESULTS; DECLARES 29 CENT DIVIDEND

•	Fourth Quarter and Record Full Year 2020 Net Income of $0.99 and $4.21 per Basic Common Share, Respectively
•	Common Equity Tier 1 and Total Capital Ratios of 12.3% and 13.6%, Respectively
•	Non-Performing Assets were 0.44% of Total Assets Compared with 0.35% at December 31, 2019
•	Book Value and Tangible Book Value Per Common Share Increased 9% and 11% to $43.88 and $38.78 per Common Share, Respectively in 2020

Lakeville, Connecticut, January 27, 2021 /GlobeNewswire…..Salisbury Bancorp, Inc. (“Salisbury”), (NASDAQ Capital Market: “SAL”), the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its fourth quarter ended December 31, 2020.

The record results for 2020 reflected an increase in income available to common shareholders to $11.8 million, or $4.21 per basic common share, compared with $11.0 million, or $3.95 per basic common share in 2019.

Net income allocated to common shareholders was $2.8 million, or $0.99 per basic common share, for the quarter ended December 31, 2020 (fourth quarter 2020), compared with $4.3 million, or $1.53 per common share (basic), for the third quarter ended September 30, 2020 (third quarter 2020), and $3.0 million, or $1.06 per basic common share, for the fourth quarter ended December 31, 2019 (fourth quarter 2019). Results for fourth quarter 2020 included a loan loss provision of $840 thousand compared to $686 thousand in third quarter 2020 and $417 thousand in fourth quarter 2019.

Salisbury’s President and Chief Executive Officer, Richard J. Cantele, Jr., stated, “2020 was a challenging year for many in the communities in which we operate. I am extremely proud of the resiliency of our employees who navigated the pandemic to provide outstanding service to our customers. During 2020, we processed $100 million of loan applications under the Paycheck Protection Program (“PPP”) in support of our customers and local communities and we worked with our commercial and residential customers to address their needs for temporary payment deferrals in response to the COVID-19 pandemic. I am pleased that as of year-end, there are no outstanding residential or consumer loans on deferral and only fifteen commercial loans remain in some sort of deferral. We reported record earnings for the year as a result of the dedication and hard work of our employees as we experienced record volume in our residential lending business. Unfortunately, COVID-19 will continue to challenge us in 2021. As we enter the new year, we remain focused on providing outstanding customer service and supporting our local communities while prudently growing the bank and enhancing profitability.”

Net-Interest and Dividend Income

Tax equivalent net interest income of $10.0 million for the fourth quarter 2020 decreased $108 thousand, or 1.1%, versus third quarter 2020, and increased $1.2 million, or 13.1%, versus fourth quarter 2019. Tax equivalent interest income of $10.9 million for fourth quarter 2020 decreased $232 thousand, or 2.1%, versus third quarter 2020 and was essentially unchanged compared to fourth quarter 2019. Fourth quarter 2020 interest income included PPP fees and interest of $855 thousand compared with $651 thousand in third quarter 2020. The cost of interest bearing liabilities of $1.0 million for fourth quarter 2020 decreased $124 thousand, or 11.5%, compared to third quarter 2020 and declined $1.1 million, or 53.3% from fourth quarter 2019.

Average earning assets of $1.3 billion for fourth quarter 2020 increased $31.0 million, or 2.5%, versus third quarter 2020, and increased $198.7 million, or 18.9%, versus fourth quarter 2019. Average earning assets for fourth quarter 2020 included average PPP loan balances of $93.4 million, net of deferred fees. Average total interest bearing liabilities of $0.9 billion for fourth quarter 2020 increased $30.1 million, or 3.6%, versus third quarter 2020 and increased $116.9 million, or 15.6%, versus fourth quarter 2019. The increase from fourth quarter 2019 primarily reflected the funding of PPP loans.

The tax equivalent net interest margin for the fourth quarter 2020 was 3.17% compared with 3.29% for the third quarter 2020 and 3.34% for the fourth quarter 2019. See SUPPLEMENTAL INFORMATION – Net Interest and Dividend Income on pages 8-9 of this release for additional details.

Non-Interest Income

Non-interest income of $2.5 million for fourth quarter 2020 decreased $810 thousand compared with third quarter 2020 and increased $57 thousand compared to fourth quarter 2019. Non-interest income for third quarter 2020 included a non-recurring non-taxable BOLI gain of $601 thousand due to the death of a covered former employee.

Trust and Wealth Advisory fees of $1.1 million were essentially unchanged compared to third quarter 2020 and up slightly from fourth quarter 2019. Assets under administration were $944.3 million as of December 31, 2020 compared with $748.2 million at September 30, 2020 and $777.5 million as of December 31, 2019. Discretionary assets under administration of $555.0 million in fourth quarter 2020 increased from $515.0 million in third quarter 2020 and $498.7 million in fourth quarter 2019. The growth from prior quarters primarily reflected higher market valuations. Non-discretionary assets under administration were $389.4 million as of fourth quarter 2020 compared with $233.2 million in third quarter 2020 and $278.8 million in fourth quarter 2019. The increase from prior quarters primarily reflected higher valuations and net new business activity. The trust and wealth business records nominal annual fees on non-discretionary assets under administration.

Service charges and fees of $858 thousand for fourth quarter 2020 increased $147 thousand versus third quarter 2020 and decreased $234 thousand versus fourth quarter 2019. The increase from third quarter 2020 was primarily due to the reinstatement of deposit fees in late fourth quarter 2020 whereas the decline from fourth quarter 2019 reflected higher deposit fees in the prior year quarter. To help support the financial needs of our customers and the communities in our markets, the Bank waived approximately $200 thousand and $754 thousand of deposit and transaction fees in the fourth quarter and the twelve month period ended December 31, 2020, respectively.

Income from sales and servicing of mortgage loans of $439 thousand in fourth quarter 2020 decreased $297 thousand versus third quarter 2020 and increased $297 thousand from fourth quarter 2019. Mortgage loans of $10.5 million were sold during the fourth quarter 2020 compared with sales of $26.6 million for third quarter 2020 and $3.6 million in fourth quarter 2019.

Non-Interest Expense

Non-interest expense of $8.1 million for fourth quarter 2020 increased $0.8 million versus third quarter 2020 and increased $1.0 million versus fourth quarter 2019. Compensation expense of $4.7 million for fourth quarter 2020 increased $0.6 million from third quarter 2020 and increased $0.7 million versus fourth quarter 2019. The increase from third quarter 2020 and fourth quarter 2019 primarily reflected higher salary expense and incentive compensation as well as higher production accruals, which were driven by increased loan origination volume. Compensation expense for fourth quarter 2019 included a one-time reduction of $328 thousand due to the modification of key terms of agreements related to BOLI policies.

Excluding compensation, other non-interest expenses of $3.3 million for fourth quarter 2020 increased $228 thousand from third quarter 2020 and increased $263 thousand from fourth quarter 2019. The increase from third quarter 2020 primarily reflected higher premises and equipment and professional fees. The increase from fourth quarter 2019 primarily reflected higher professional fees as well as an FDIC assessment credit recorded in the prior year fourth quarter.

The effective income tax rates for fourth quarter 2020, third quarter 2020 and fourth quarter 2019 were 17.5%, 17.3% and 16.1%, respectively. The tax rate in third quarter 2020 and fourth quarter 2019 primarily reflected the non-taxable BOLI proceeds and non-taxable compensation credit related to BOLI recorded in those respective periods.

Full Year Results

Full year 2020 net income available to common shareholders was $11.8 million, or $4.21 per basic common share, compared with $11.0 million, or $3.95 per basic common share for full year 2019. Results for full year 2020 included a loan loss provision of $5.0 million compared with $1.0 million for full year 2019.

Tax equivalent net interest income of $38.8 million for 2020 increased $4.1 million, or 11.9%, from $34.7 million in 2019. Average earning assets of $1.2 billion increased $120.3 million, or 11.4%, from 2019 and average total interest bearing liabilities of $821.1 million increased $51.3 million, or 6.7%, from $769.8 million in 2019. The tax equivalent net interest margin for 2020 was 3.28% compared with 3.27% for 2019.

Non-interest income of $10.3 million for 2020 increased $1.0 million from 2019. The increase primarily reflected higher gains on the sale and servicing of mortgage loans and non-recurring BOLI gains, which were offset by waived deposit fees. Mortgage loans of $59.8 million were sold during full year 2020 compared with sales of $6.4 million for full year 2019.

The effective tax rate for 2020 was 17.0% compared with 17.5% for 2019. The tax rate for 2020 and 2019 reflected the non-taxable BOLI proceeds received and the BOLI compensation credit recorded in those respective periods.

Loans

Gross loans outstanding as of December 31, 2020 of $1.0 billion included net PPP loans of $84.9 million, which are categorized as commercial & industrial loans in the below table. Excluding PPP loans, gross loans receivable were $956.5 million at December 31, 2020, compared with $947.0 million at September 30, 2020, and $936.3 million at December 31, 2019. Including PPP loans, the ratio of gross loans to deposits for fourth quarter 2020 was 92.2% compared with 95.4% for third quarter 2020 and 101.8% for fourth quarter 2019. Balances by loan type for the comparative periods were as follows:

Loan Type	Q4 2020	Q3 2020	Q4 2019
Residential Real Estate	$425,677	$429,221	$427,441
Commercial Real Estate	342,563	333,412	298,261
Commercial & Industrial	227,148	237,448	169,411
Farm Land	3,198	3,295	3,641
Vacant Land	14,079	13,694	7,893
Municipal	21,512	20,797	21,914
Consumer	7,687	7,686	6,385
Deferred (Fees) Costs	(372)	(959)	1,362
Gross Loans Receivable	$1,041,492	$1,044,594	$936,308

Asset Quality

In March 2020, Salisbury implemented a loan payment deferral program which allowed residential, commercial and consumer borrowers, who have been adversely affected by the COVID-19 pandemic, to defer loan payments for up to three months. Customers may also apply for additional deferments. As of December 31, 2020, loan payments were deferred on 15 commercial loans ($30 million loan balance). There were no outstanding deferrals related to residential and consumer loans as of December 31, 2020.

Non-performing assets increased $1.0 million during fourth quarter 2020 to $5.6 million, or 0.44% of total assets at December 31, 2020, from $4.7 million, or 0.36% of total assets at September 30, 2020, and increased $1.7 million from $3.9 million, or 0.35% of total assets, at December 31, 2019. The increase from third quarter 2020 was primarily driven by one commercial loan for which Salisbury is no longer accruing interest.

The amount of total impaired and potential problem loans increased $3.3 million during the fourth quarter 2020 to $30.1 million, or 2.89% of gross loans receivable, at December 31, 2020 compared to $26.8 million, or 2.55% of gross loans receivable, at September 30, 2020, and increased $8.8 million from $21.3 million, or 2.27% of gross loans receivable, at December 31, 2019. The increase from third quarter 2020 primarily related to one borrower in the hospitality industry whose business has been adversely affected by COVID-19. Salisbury is currently deferring loan payments for this borrower.

Accruing loans receivable 30-to-89 days past due increased $5.2 million during fourth quarter 2020 to $6.9 million, or 0.66% of gross loans receivable, from $1.6 million, or 0.16% of gross loans receivable at September 30, 2020, and increased $4.8 million from $2.1 million, or 0.22% of gross loans receivable at December 31, 2019. The increase from third quarter 2020 included loans of $2.7 million that matured in fourth quarter 2020, most of which are expected to renew in first quarter 2021.

The allowance for loan losses at December 31, 2020 was $13.8 million compared with $13.0 million at September 30, 2020 and $8.9 million at December 31, 2019. The provision for loan losses expense was $0.8 million for fourth quarter 2020 versus $0.7 million for third quarter 2020, and $0.4 million for fourth quarter 2019. The provision for fourth quarter reflected management’s assessment of the impact of the COVID-19 pandemic on certain qualitative and environmental factors and impaired loans. Net loan charge-offs were $87 thousand for the fourth quarter 2020, $56 thousand for third quarter 2020 and $368 thousand for the fourth quarter 2019. Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, was 1.32% for the fourth quarter 2020, versus 1.24% for third quarter 2020 and 0.95% for fourth quarter 2019. Excluding PPP loans and deferred net fees, the ratio of the allowance for loan losses to gross loans was 1.44% for fourth quarter 2020 compared with 1.37% for third quarter 2020.

Salisbury endeavors to work constructively to resolve its non-performing loan issues with customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral.

Deposits and Borrowings

Deposits of $1.1 billion at December 31, 2020 increased $33.9 million from September 30, 2020 and increased $209.6 million from December 31, 2019. Deposits at December 31, 2020 included brokered deposits, including CDARS one-way buys, of $18.0 million compared with $18.0 million at September 30, 2020 and $2.9 million at December 31, 2019. Average total deposits for fourth quarter 2020 were $1.1 billion compared with $1.1 billion at September 30, 2020 and $932.4 million at December 31, 2019. Average total deposits for fourth quarter 2020 included average brokered deposits of $18.0 million compared with $24.9 million for third quarter 2020 and $22.1 million for fourth quarter 2019.

FHLB advances of $12.6 million at December 31, 2020 decreased $31.2 million from September 30, 2020 and decreased $38.2 million from December 31, 2019. Salisbury’s excess borrowing capacity at FHLBB was approximately $255 million at December 31, 2020.

Capital

Book value per common share increased $0.89 during the fourth quarter 2020 to $43.88 per share and increased $3.66 from the fourth quarter 2019. Tangible book value per common share increased $0.91 during fourth quarter 2020 to $38.78 and increased $3.80 from the fourth quarter 2019.

Shareholders’ equity increased $2.5 million in fourth quarter 2020 to $124.8 million at December 31, 2020 as net income of $2.8 million, unrealized gains in the Available-For-Sale portfolio of $0.3 million, and the issuance of restricted stock awards of $0.2 million were partly offset by common stock dividends paid of $0.8 million.

The Bank’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements. At December 31, 2020, the Bank’s Tier 1 leverage, total risk-based capital, and common equity tier 1 capital ratios were 8.90%, 13.57%, and 12.31%, respectively, compared with regulatory “well capitalized” minimums of 5.00%, 10.00%, and 6.5%, respectively.

Dividends on Common Shares

The Board of Directors of Salisbury declared a $0.29 per common share quarterly cash dividend at its January 27, 2021 meeting. The dividend will be paid on February 26, 2021 to shareholders of record as of February 12, 2021.

Background

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company, a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut; Great Barrington, South Egremont and Sheffield, Massachusetts; and Dover Plains, Fishkill, Millerton, Newburgh, New Paltz, Poughkeepsie, and Red Oaks Mill, New York. The Bank offers a broad spectrum of consumer and business banking products and services as well as trust and wealth advisory services.

Forward-Looking Statements

This news release may contain statements relating to Salisbury’s and the Bank’s future results that are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in laws and regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios, technological changes and cybersecurity matters, and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, which are available at the Securities and Exchange Commission’s website (www.sec.gov) and to which reference is hereby made. Forward-looking statements made by Salisbury in this news release speak only as of the date they are made. Events or other facts that could cause Salisbury’s actual results to differ may arise from time to time and Salisbury cannot predict all such events and factors. Salisbury undertakes no obligation to publicly update any forward-looking statement unless as may be required by law.

Investor presentation slides, which include a review of financial results and trends through the period ended December 31, 2020, are available in the Shareholder Relations section of Salisbury’s website at salisburybank.com under Shareholder Relations/News & Market Information/Presentations simultaneously with this Release.

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS

(dollars in thousands, except share data)	December 31, 2020	December 31, 2019
ASSETS	(unaudited)
Cash and due from banks	$10,599	$7,406
Interest bearing demand deposits with other banks	82,563	19,479
Total cash and cash equivalents	93,162	26,885
Interest bearing Time Deposits with Financial Institutions	750	750
Securities
Available-for-sale at fair value	98,411	91,801
CRA mutual fund at fair value	917	882
Federal Home Loan Bank of Boston stock at cost	1,713	3,242
Loans held-for-sale	2,735	332
Loans receivable, net (allowance for loan losses: $13,754 and $8,895)	1,027,738	927,413
Other real estate owned	—	314
Bank premises and equipment, net	20,355	17,385
Goodwill	13,815	13,815
Intangible assets (net of accumulated amortization: $5,206 and $4,884)	674	995
Accrued interest receivable	6,373	3,415
Cash surrender value of life insurance policies	21,182	20,580
Deferred taxes	2,412	1,249
Other assets	3,423	3,155
Total Assets	$1,293,660	$1,112,448
LIABILITIES and SHAREHOLDERS' EQUITY
Deposits
Demand (non-interest bearing)	$310,769	$237,852
Demand (interest bearing)	218,869	153,314
Money market	278,146	239,504
Savings and other	189,776	161,112
Certificates of deposit	131,514	127,724
Total deposits	1,129,074	919,506
Repurchase agreements	7,116	8,530
Federal Home Loan Bank of Boston advances	12,639	50,887
Subordinated debt	9,883	9,859
Note payable	208	246
Finance lease obligations	1,673	1,718
Accrued interest and other liabilities	8,315	8,047
Total Liabilities	1,168,908	998,793
Shareholders' Equity
Common stock - $0.10 per share par value
Authorized: 5,000,000
Issued: 2,843,292 and 2,825,912
Outstanding: 2,843,292 and 2,825,912	284	283
Unearned compensation - restricted stock awards	(774)	(795)
Paid-in capital	45,266	44,490
Retained earnings	76,972	68,320
Accumulated other comprehensive income, net	3,004	1,357
Total Shareholders' Equity	124,752	113,655
Total Liabilities and Shareholders' Equity	$1,293,660	$1,112,448

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

Periods ended December 31,	Three months ended		Twelve months ended
(in thousands, except per share amounts)	2020	2019	2020	2019
Interest and dividend income
Interest and fees on loans	$10,135	$9,883	$40,796	$39,742
Interest on debt securities
Taxable	411	490	1,671	2,223
Tax exempt	159	190	672	545
Other interest and dividends	65	142	295	903
Total interest and dividend income	10,770	10,705	43,434	43,413
Interest expense
Deposits	629	1,650	3,890	7,324
Repurchase agreements	3	8	20	24
Finance lease	35	36	141	170
Note payable	3	4	14	16
Subordinated debt	150	156	618	624
Federal Home Loan Bank of Boston advances	133	186	605	1,143
Total interest expense	953	2,040	5,288	9,301
Net interest and dividend income	9,817	8,665	38,146	34,112
Provision for loan losses	840	417	5,038	955
Net interest and dividend income after provision for loan losses	8,977	8,248	33,108	33,157
Non-interest income
Trust and wealth advisory	1,066	1,022	4,194	3,995
Service charges and fees	858	1,092	3,072	4,028
Gains on sales of mortgage loans, net	422	67	1,442	116
Mortgage servicing, net	17	75	179	307
(Losses) gains on CRA mutual fund	(3)	(4)	19	25
(Losses) gains on available-for-sale securities, net	(21)	—	196	263
BOLI income and gains	110	139	1,096	392
Other	27	28	125	124
Total non-interest income	2,476	2,419	10,323	9,250
Non-interest expense
Salaries	3,453	3,055	11,828	12,048
Employee benefits	1,289	976	4,533	4,384
Premises and equipment	1,122	1,066	4,019	4,016
Data processing	544	581	2,211	2,201
Professional fees	721	523	2,741	2,213
OREO gains, losses and write-downs, net	—	3	—	408
Collections and other real estate owned	111	108	323	436
FDIC insurance	135	(33)	466	261
Marketing and community support	154	171	573	619
Amortization of intangibles	74	91	321	388
Other	451	539	2,023	1,938
Total non-interest expense	8,054	7,080	29,038	28,912
Income before income taxes	3,399	3,587	14,393	13,495
Income tax provision	596	578	2,453	2,359
Net income	$2,803	$3,009	$11,940	$11,136
Net income available to common stock	$2,764	$2,960	$11,775	$10,976

Basic earnings per common share	$0.99	$1.06	$4.21	$3.95
Diluted earnings per common share	$0.98	$1.06	$4.20	$3.93
Common dividends per share	$0.29	$0.28	$1.16	$1.12

Salisbury Bancorp, Inc. and Subsidiary

SELECTED CONSOLIDATED FINANCIAL DATA (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019
Total assets	$1,293,660	$1,292,760	$1,287,137	$1,145,751	$1,112,448
Loans receivable, net	1,027,738	1,031,593	1,039,524	949,142	927,413
Total securities	101,043	99,794	93,717	94,966	95,924
Deposits	1,129,074	1,095,141	1,085,599	965,620	919,506
FHLBB advances	12,639	43,880	55,118	40,932	50,887
Shareholders’ equity	124,752	122,240	118,444	116,143	113,655
Wealth assets under administration	944,349	748,188	704,052	639,457	777,503
Discretionary wealth assets under administration	554,997	514,988	480,456	425,359	498,737
Non-discretionary wealth assets under administration	389,352	233,200	223,596	214,098	278,766
Non-performing loans	5,648	4,681	4,815	3,188	3,621
Non-performing assets	5,648	4,681	4,815	3,188	3,934
Accruing loans past due 30-89 days	6,850	1,638	2,656	6,109	2,077
Net interest and dividend income	9,817	9,925	9,617	8,787	8,665
Net interest and dividend income, tax equivalent(1)	9,993	10,101	9,786	8,954	8,839
Provision for loan losses	840	686	1,806	1,706	417
Non-interest income	2,476	3,286	2,316	2,245	2,419
Non-interest expense	8,054	7,259	6,789	6,936	7,080
Income before income taxes	3,399	5,266	3,338	2,390	3,587
Income tax provision	596	910	604	343	578
Net income	2,803	4,356	2,734	2,047	3,009
Net income allocated to common shareholders	2,764	4,288	2,691	2,013	2,960

Per share data
Basic earnings per common share	$0.99	$1.53	$0.96	$0.72	$1.06
Diluted earnings per common share	0.98	1.53	0.96	0.72	1.06
Dividends per common share	0.29	0.29	0.29	0.29	0.28
Book value per common share	43.88	42.99	41.66	41.05	40.22
Tangible book value per common share - Non-GAAP (2)	38.78	37.87	36.51	35.85	34.98
Common shares outstanding at end of period (in thousands)	2,843	2,843	2,843	2,829	2,826
Weighted average common shares outstanding, to calculate basic earnings per share (in thousands)	2,803	2,799	2,796	2,788	2,781
Weighted average common shares outstanding, to calculate diluted earnings per share (in thousands)	2,811	2,807	2,803	2,797	2,794

Profitability ratios
Net interest margin (tax equivalent) (1)	3.17%	3.29%	3.31%	3.35%	3.34%
Efficiency ratio (3)	63.88	56.33	56.23	61.36	61.81
Effective income tax rate	17.52	17.28	18.11	14.35	16.11
Return on average assets	0.85	1.34	0.89	0.73	1.07
Return on average common shareholders’ equity	8.97	14.31	9.36	7.07	10.56

Credit quality ratios
Non-performing loans to loans receivable, gross	0.54%	0.45%	0.46%	0.33%	0.39%
Accruing loans past due 30-89 days to loans receivable, gross	0.66	0.16	0.25	0.64	0.22
Allowance for loan losses to loans receivable, gross	1.32	1.24	1.18	1.11	0.95
Allowance for loan losses to non-performing loans	243.5	277.8	256.9	333.0	245.64
Non-performing assets to total assets	0.44	0.36	0.37	0.28	0.35

Capital ratios
Common shareholders' equity to assets	9.64%	9.46%	9.20%	10.14%	10.22%
Tangible common shareholders' equity to tangible assets - Non-GAAP(2)	8.62	8.42	8.16	8.97	9.01
Tier 1 leverage capital (4)	8.90	8.93	8.95	9.65	9.60
Total risk-based capital (4)	13.57	13.60	13.15	12.97	12.84
Common equity tier 1 capital (4)	12.31	12.35	11.90	11.79	11.83

(1) Adjusted to reflect the U.S. federal statutory benefit on income derived from tax-exempt securities and loans.

(2) Refer to schedule labeled “Supplemental Information – Non-GAAP Financial Measures”.
(3) Calculated as follows: Noninterest expense before OREO expense, amortization of intangibles, and goodwill impairments as a percent of net interest income (fully taxable equivalent) and noninterest revenues, excluding gains from securities transactions and litigation expenses.

(4) Represents the capital ratios of the Bank.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Non-GAAP Financial Measures (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q4 2020	Q3 2020	Q2 2020	Q1 2020	Q4 2019
Common Shareholders' Equity	$124,752	$122,240	$118,444	$116,143	$113,655
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,815)	(13,815)
Less: Intangible assets	(674)	(748)	(825)	(908)	(995)
Tangible Common Shareholders' Equity	$110,263	$107,677	$103,804	$101,420	$98,845
Total Assets	$1,293,660	$1,292,760	$1,287,137	$1,145,751	$1,112,448
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,815)	(13,815)
Less: Intangible assets	(674)	(748)	(825)	(908)	(995)
Tangible Total Assets	$1,279,171	$1,278,197	$1,272,497	$1,131,028	$1,097,638
Common Shares outstanding	2,843	2,843	2,843	2,829	2,826

Book value per Common Share – GAAP	$43.88	$42.99	$41.66	$41.05	$40.22
Tangible book value per Common Share - Non-GAAP	38.78	37.87	36.51	35.85	34.98
Tangible common shareholders’ equity to tangible total assets - Non-GAAP	8.62%	8.42%	8.16%	8.97%	9.01%
Consolidated:
Non-interest expense	$8,054	$7,259	$6,789	$6,936	$7,080
Less: Amortization of core deposit intangibles	(74)	(78)	(83)	(87)	(91)
Less: Foreclosed property expense including OREO gains, losses and Write downs	—	2	(7)	13	(27)
Adjusted non-interest expense	$7,980	$7,183	$6,699	$6,862	$6,962
Net interest and dividend income, tax equivalent	$9,993	$10,101	$9,786	$8,955	$8,839
Non-interest income	2,476	3,286	2,316	2,245	2,419
Losses (gains) on securities	24	(34)	(188)	(15)	4
BOLI proceeds	—	(601)	—	—	—
Adjusted revenue	$12,493	$12,752	$11,914	$11,185	$11,262
Efficiency Ratio – Non-GAAP [1]	63.88%	56.33%	56.23%	61.36%	61.81%

1 Excluding revenue and expenses associated with trust & wealth advisory, the efficiency ratios would be: Q4 2020: 62.62%; Q3 2020: 54.76%; Q2 2020: 54.29%; Q1 2020: 59.83%; Q4 2019: 60.19%. If Q4 2020 results were normalized to exclude the impact of the COVID-19 pandemic, revenue would be adjusted to include waived deposit fees of $196 thousand and exclude PPP loan interest and fee income of $239 thousand and $615 thousand, respectively. The resulting normalized efficiency ratio for Q4 2020 would have been 67.44% or 66.82%, excluding trust & wealth advisory.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Net Interest and Dividend Income (unaudited)

At or for the quarters ended	Average Balance			Income / Expense			Average Yield / Rate
(dollars in thousands)	Q4 2020	Q3 2020	Q4 2019	Q4 2020	Q3 2020	Q4 2019	Q4 2020	Q3 2020	Q4 2019
Loans (a)(d)	$1,043,613	$1,049,313	$928,787	$10,257	$10,485	$9,998	3.90%	3.97%	4.31%
Securities (c)(d)	92,633	89,220	92,626	624	606	739	2.70	2.72	3.19
FHLBB stock	2,594	3,440	2,695	34	34	44	5.28	3.96	6.53
Short term funds (b)	112,463	78,306	28,474	31	53	98	0.11	0.27	1.38
Total earning assets	1,251,303	1,220,279	1,052,582	10,946	11,178	10,879	3.48	3.64	4.13
Other assets	63,937	64,943	62,458
Total assets	$1,315,240	$1,285,222	$1,115,040
Interest-bearing demand deposits	$212,375	$195,253	$157,180	110	110	144	0.21	0.22	0.37
Money market accounts	288,629	258,257	236,335	150	195	601	0.21	0.30	1.02
Savings and other	188,080	176,963	166,516	59	69	288	0.12	0.15	0.69
Certificates of deposit	130,809	135,238	144,678	310	390	617	0.94	1.15	1.71
Total interest-bearing deposits	819,893	765,711	704,709	629	764	1,650	0.31	0.40	0.94
Repurchase agreements	9,220	12,218	6,246	3	6	8	0.15	0.20	0.51
Capital lease	2,897	2,928	3,109	35	35	36	4.81	4.80	4.63
Note payable	212	221	249	3	3	4	6.10	6.08	6.43
Subordinated debt (f)	9,879	9,872	9,854	150	156	156	6.06	6.32	6.33
FHLBB advances	23,491	44,522	24,549	133	113	186	2.21	0.99	3.03
Total interest-bearing liabilities	865,592	835,472	748,716	953	1,077	2,040	0.44	0.51	1.09
Demand deposits	318,370	321,392	246,175
Other liabilities	7,267	7,592	7,109
Shareholders’ equity	124,011	120,766	113,040
Total liabilities & shareholders’ equity	$1,315,240	$1,285,222	$1,115,040
Net interest income				$9,993	$10,101	$8,839
Spread on interest-bearing funds							3.04	3.13	3.04
Net interest margin (e)							3.17	3.29	3.34

(a)	Includes non-accrual loans.
(b)	Includes interest-bearing deposits in other banks and federal funds sold.
(c)	Average balances of securities are based on historical cost.
(d)	Includes tax exempt income benefit of $176,000, $176,000 and $174,000, respectively, for Q4 2020, Q3 2020 and Q4 2019 on tax-exempt securities and loans whose income and yields are calculated on a tax-equivalent basis. The income benefit reflected the U.S. federal statutory tax rate of 21.0% for 2020 and 2019.
(e)	Net interest income divided by average interest-earning assets.
(f)	Net of issuance costs.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Net Interest and Dividend Income (unaudited)

Twelve months ended December 31,	Average Balance		Income / Expense		Average Yield / Rate
(dollars in thousands)	2020	2019	2020	2019	2020	2019
Loans (a)(d)	$1,019,999	$922,906	$41,267	$40,176	4.02%	4.35%
Securities (c)(d)	89,616	96,150	2,563	2,940	2.86	3.06
FHLBB stock	3,163	3,287	141	227	4.45	6.91
Short term funds (b)	65,935	36,109	154	675	0.23	1.87
Total earning assets	1,178,713	1,058,452	44,125	44,018	3.73	4.16
Other assets	63,434	58,204
Total assets	$1,242,147	$1,116,656
Interest-bearing demand deposits	$183,870	$155,463	441	602	0.24	0.39
Money market accounts	256,402	222,090	1,145	2,333	0.45	1.05
Savings and other	175,204	175,011	464	1,517	0.26	0.87
Certificates of deposit	144,489	159,862	1,840	2,872	1.27	1.80
Total interest-bearing deposits	759,965	712,426	3,890	7,324	0.51	1.03
Repurchase agreements	7,986	4,913	20	24	0.25	0.49
Capital lease	2,965	4,010	141	170	4.75	4.24
Note payable	226	262	14	16	6.08	6.11
Subordinated debt (net of issuance costs)	9,870	9,847	618	624	6.26	6.34
FHLBB advances	40,093	38,303	605	1,143	1.49	2.98
Total interest-bearing liabilities	821,105	769,761	5,288	9,301	0.64	1.21
Demand deposits	294,588	231,221
Other liabilities	6,956	6,699
Shareholders’ equity	119,498	108,975
Total liabilities & shareholders’ equity	$1,242,147	$1,116,656
Net interest income			$38,837	$34,718
Spread on interest-bearing funds					3.09	2.95
Net interest margin (e)					3.28	3.27

(a)	Includes non-accrual loans.
(b)	Includes interest-bearing deposits in other banks and federal funds sold.
(c)	Average balances of securities are based on historical cost.
(d)	Includes tax exempt income benefit of $690,000 and $605,000, respectively for 2020 and 2019 on tax-exempt securities and loans whose income and yields are calculated on a tax-equivalent basis. The income benefit reflected the U.S. federal statutory tax rate of 21.0% for 2020 and 2019.
(e)	Net interest income divided by average interest-earning assets.